Exhibit 23.1

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INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Midwest Investors of Renville, Inc.

  d/b/a Golden Oval Eggs

Renville, Minnesota

We consent to the inclusion of our report dated November 10, 2004, with respect to the consolidated balance sheets of Midwest Investors of Renville, Inc. d/b/a Golden Oval Eggs as of August 31, 2004 and 2003 and the related consolidated statements of income, patrons' equity, and cash flows for each of the three years ended August 31, 2004, which report has been included in the Annual Report to Stockholders and in the Form 10-K Annual Report of Midwest Investors of Renville, Inc.  d/b/a Golden Oval Eggs.

Moore Stephens Frost
Certified Public Accountants

Little Rock, Arkansas

November 29, 2004